Exhibit 99.1

MFA

FINANCIAL, INC.

350 Park Avenue

New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

November 5, 2020		NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson
212-371-5999

MFA Financial, Inc. Announces Third Quarter 2020 Financial Results

MFA also announces repayment of $500 million loan from Apollo and Athene

Company also announces $250 million stock repurchase program

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today provided its financial results for the third quarter ended September 30, 2020.

Third Quarter 2020 financial results update:

•	MFA generated third quarter net income of $79.0 million, or $0.17 per common share.

•	GAAP book value at September 30, 2020 was $4.61 per common share, while Economic book value, a non-GAAP financial measure of MFA’s financial position that adjusts GAAP book value by the amount of unrealized market value changes in residential whole loans held at carrying value for GAAP reporting, was $4.92 per common share at quarter-end.

•	Earnings and changes in book value during the quarter were driven by continued improvements in the values of residential mortgage assets. In particular, values of our various types of residential whole loans increased appreciably during the period. Income from residential whole loans at fair value included $58.9 million of market value gains. Changes in the fair value of loans held on our balance at carrying value drove the increase in Economic book value, which has increased in excess of 20% since March 31, 2020.

•	We continued to make significant progress on initiatives to lower the cost of financing our investments with more durable forms of borrowing. We completed a $390.0 million securitization transaction of Non-QM assets in early September, which generated $92.7 million of additional liquidity and lowered the funding costs for the associated assets by approximately 165 basis points. In addition, following the end of the quarter, we completed a $570 million Non-QM securitization transaction in late October, which generated $125.1 million of additional liquidity and lowered the funding costs for the associated assets by approximately 179 basis points.

•	Subsequent to the end of the third quarter we repaid in full, without penalty or yield maintenance, the remaining principal balance of $481,250,000 under the 11% senior secured term loan that we obtained from Apollo and Athene on June 26, 2020.

•	MFA paid its previously declared cash dividend of $0.05 per share of common stock on October 30, 2020. On September 30, 2020 the Company paid its previously declared preferred stock dividends on its Series B and Series C preferred stock.

•	MFA’s Board of Directors has authorized a share repurchase for up to $250 million of the Company’s common stock.

•	Following the completion of the second Non-QM securitization, the repayment of the loan from Apollo and Athene and the payment of the dividend to common stockholders on October 30, 2020, MFA’s cash totaled approximately $641.1 million.

Commenting on the third quarter 2020 results, Craig Knutson, MFA’s CEO and President said, “MFA’s third quarter financial results were the beginning of what we hope is a return to normal in this tumultuous year of 2020. Strong housing metrics combined with a continued tightening in credit spreads contributed materially to our third quarter earnings and also to book value, particularly our Economic book value, which was up over 10% in the quarter. We reinstated dividends on both our Series B and Series C Preferred Stock, paid all accrued but previously unpaid dividends on July 31st and resumed normal dividend payments on September 30th. We also paid a $0.05 dividend on our common stock on October 30th to stockholders of record on September 30, 2020.”

Mr. Knutson added, “We have made substantial progress on multiple initiatives since June 30th that we believe should have a significant positive impact on our results in the fourth quarter and into 2021. Recall that we ended the second quarter after exiting forbearance on June 26th having restructured our funding liabilities to include $2 billion of non-mark-to-market term financing and a $500 million senior secured term loan. While this financing was critical in fortifying our balance sheet at the time, the cost of this debt was predictably expensive. We have completed two Non-QM securitizations aggregating over $960 million (the second of which closed last week), which substantially lowers our cost of financing while preserving the non-recourse, non-mark-to-market and term elements of these borrowings. In addition, through the additional liquidity generated from these transactions together with liquidity generated by our portfolio, we have also fully paid off the $500 million senior secured term loan. This loan had a scheduled amortization payment of $18.75 million on September 30, and we paid off the balance during October.”

Q3 2020 Portfolio Activity

MFA’s residential mortgage investment portfolio decreased by $308.0 million during the third quarter, primarily due to portfolio run-off. Acquisition of new investments continued to be limited, with $39.7 million of Non-QM loans purchased during the quarter.

At September 30, 2020, the net carrying value of our investments in residential whole loans totaled $5.6 billion. Of this amount, $4.4 billion is recorded at carrying value and $1.2 billion is recorded at fair value on our consolidated balance sheet. Loans held at carrying value generated an overall yield of 4.63% during the quarter, with purchased performing loans generating a yield of 4.58% and purchased credit deteriorated loans generating a yield of 4.89%. Yields on Loans held at carrying value declined compared to the prior quarter, primarily due to an increase in non-accrual loans in our Non-QM loan portfolio. Loans that become more than 90 days delinquent during the period are placed on non-accrual status and any previously recognized interest income is reversed. The amount of Non-QM loans that were more than 90 days delinquent, measured as a percentage of the unpaid principal balance, increased during the quarter and was 6.7% at September 30, 2020, compared to 0.9% at June 30, 2020. In addition, the amount of purchased credit deteriorated loans that were more than 90 days delinquent, measured as a percentage of the unpaid principal balance, increased during the quarter and was 18.2% at September 30, 2020, compared to 15.3% at June 30, 2020. Delinquency levels for our Rehabilitation loans improved from the prior quarter, with loans that were more than 60 days delinquent totaling $143.4 million, a decline of $38.5 million from June 30, 2020.

For the third quarter, a reversal of the provision for credit losses of $30.5 million was recorded on residential whole loans held at carrying value, primarily reflecting an adjustment to management’s estimates related to future rates of unemployment and lower loan balances. The total allowance for credit losses recorded on residential whole loans held at carrying value at September 30, 2020 was $106.2 million. In addition, as of September 30, 2020, reserves for credit losses totaling approximately $1.6 million were recorded related to undrawn commitments on loans held at carrying value.

Net gains for the quarter on residential whole loans measured at fair value through earnings were $76.9 million, including unrealized gains in the fair value of the underlying loans of $58.9 million, and $18.0 million of coupon interest payments and other gains realized during the quarter. The percentage amount of fair value loans that were more than 90 days delinquent marginally increased to 49.0% at September 30, 2020 from 48.8% at June 30, 2020.

In addition, as of the end of the quarter, we held approximately $299 million of REO properties, which has decreased from $349 million as of the end of the second quarter as foreclosure activity slowed, while asset sales continued. MFA’s proactive asset management team has been able to shorten liquidation timelines and increase property sale proceeds, leading to improved outcomes and better returns.

During the quarter, the Company disposed of approximately $116,000 of Legacy Non-Agency MBS, realizing net gains of $48,000. With these sales, MFA has exited its remaining Legacy Non-Agency MBS.

At the end of the third quarter, MFA held approximately $53.8 million of RPL/NPL MBS. In addition, our investments in MSR-related assets totaled $252.2 million at September 30, 2020. Our investments in CRT securities totaled $96.3 million at September 30, 2020.

General and Administrative and other expenses

For the three months ended September 30, 2020, MFA’s costs for compensation and benefits and other general and administrative expenses were $18.3 million, or an annualized 2.90% of average stockholders’ equity for the quarter ended September 30, 2020. Compensation related expenses for the quarter were elevated as a result of a $3.6 million provision for severance related expenses associated with a workforce reduction.

Stock Repurchase Program

On November 2, 2020, MFA’s Board of Directors authorized a share repurchase program under which MFA may repurchase up to $250 million of its common stock through the end of 2022. The Board’s authorization replaces the authorization under MFA’s existing stock repurchase program that was adopted in December 2013, which authorized the company to repurchase up to 10 million shares of common stock and under which approximately 6.6 million shares remained available for repurchase.

The stock repurchase program does not require the purchase of any minimum number of shares. The timing and extent to which MFA repurchases its shares will depend upon, among other things, market conditions, share price, liquidity, regulatory requirements and other factors, and repurchases may be commenced or suspended at any time without prior notice. Acquisitions under the share repurchase program may be made in the open market, through privately negotiated transactions or block trades or other means, in accordance with applicable securities laws.

MFA expects to fund the share repurchases from current cash balances and future investment portfolio run-off. The Company currently has approximately 453.3 million shares of common stock outstanding.

The following table presents MFA’s asset allocation as of September 30, 2020, and the third quarter 2020 yield on average interest-earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 1 - Asset Allocation

At September 30, 2020	Residential Whole Loans, at Carrying Value (1)	Residential Whole Loans, at Fair Value	Residential Mortgage Securities	MSR- Related Assets	Other, net (2)	Total
($ in Millions)
Fair Value/Carrying Value	$4,388	$1,230	$153	$252	$1,395	$7,418
Financing Agreements with non-mark-to-market collateral provisions	(1,471)	(256)	—	—	—	(1,727)
Financing Agreements with mark-to-market collateral provisions	(1,038)	(193)	(89)	(135)	(35)	(1,490)
Less Senior secured credit agreement	—	—	—	—	(474)	(474)
Less Securitized Debt	(470)	(369)	—	—	—	(839)
Less Convertible Senior Notes	—	—	—	—	(225)	(225)
Less Senior Notes	—	—	—	—	(97)	(97)
Net Equity Allocated	$1,409	$412	$64	$117	$564	$2,566
Debt/Net Equity Ratio (3)	2.1	x	2.0	x	1.4	x	1.2	x	1.9	x

For the Quarter Ended September 30, 2020
Yield on Average Interest Earning Assets (4)(5)	4.63%	N/A	6.75%	11.79%	4.46%
Less Average Cost of Funds (6)	(3.39)	(3.78)	(3.60)	(3.43)	(4.43)
Net Interest Rate Spread	1.24%	N/A	3.15%	8.36%	0.03%

(1)	Includes $2.4 billion of Non-QM loans, $677.2 million of Rehabilitation loans, $474.0 million of Single-family rental loans, $147.6 million of Seasoned performing loans and $650.3 million of Purchased Credit Deteriorated Loans. At September 30, 2020, the total fair value of these loans is estimated to be approximately $4.5 billion.

(2)	Includes $884.2 million of cash and cash equivalents, $5.3 million of restricted cash, $298.9 million of real estate owned, and $108.9 million of capital contributions made to loan origination partners, as well as other assets and other liabilities.

(3)	Total Debt/Net Equity ratio represents the sum of borrowings under our financing agreements noted above as a multiple of net equity allocated.

(4)	Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset. At September 30, 2020, the amortized cost of our interest earning assets were as follows: Legacy Non-Agency MBS - $2.2 million; RPL/NPL MBS - $49.2 million; Credit Risk Transfer securities - $85.7 million; Residential Whole Loans at carrying value - $4.5 billion; and MSR-related assets - $202.6 million. In addition, the yield for residential whole loans at carrying value was 4.58%, net of 5 basis points of servicing fee expense incurred during the quarter. For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations.

(5)	Interest payments received on residential whole loans at fair value is reported in Other Income as Net (loss)/gain on residential whole loans measured at fair value through earnings in our statement of operations. Accordingly, no yield is presented as such loans are not included in interest earning assets for reporting purposes.

(6)	Average cost of funds includes interest on financing agreements, Convertible Senior Notes, Senior Notes, securitized debt and Secured Term notes.

The following table presents the activity for our residential mortgage asset portfolio for the three months ended September 30, 2020:

Table 2 - Investment Portfolio Activity Q3 2020

(In Millions)	June 30, 2020	Runoff (1)	Acquisitions	Other (2)	September 30, 2020	Change
Residential whole loans and REO	$6,226	$(455)	$40	$105	$5,916	$(310)
MSR-related assets	254	(17)	—	15	252	(2)
Residential mortgage securities	149	(2)	—	6	153	4
Totals	$6,629	$(474)	$40	$126	$6,321	$(308)

(1)	Primarily includes principal repayments, cash collections on Purchased Credit Deteriorated Loans and sales of REO.

(2)	Primarily includes changes in fair value and adjustments to record lower of cost or estimated fair value adjustments on REO.

The following tables present information on our investments in residential whole loans.

Residential Whole Loans, at Carrying Value at September 30, 2020 and December 31, 2019:

Table 3 - Portfolio composition

(Dollars In Thousands)	September 30, 2020	December 31, 2019
Purchased Performing Loans:
Non-QM loans	$2,465,148	$3,707,245
Rehabilitation loans	699,868	1,026,097
Single-family rental loans	479,070	460,742
Seasoned performing loans	147,706	176,569
Total Purchased Performing Loans	3,791,792	5,370,653
Purchased Credit Deteriorated Loans (1)	702,013	698,717
Total Residential whole loans, at carrying value	$4,493,805	$6,069,370
Allowance for credit losses on residential whole loans held at carrying value	(106,246)	(3,025)
Total Residential whole loans at carrying value, net	$4,387,559	$6,066,345

Number of loans	13,754	17,082

(1)	The amortized cost basis of Purchased Credit Deteriorated Loans was increased by $62.6 million on January 1, 2020 in connection with the adoption of ASU 2016-13.

Table 4 - Yields and average balances

	For the Three-Month Period Ended
(Dollars in Thousands)	September 30, 2020			June 30, 2020			September 30, 2019
	Interest	Average Balance	Average Yield	Interest	Average Balance	Average Yield	Interest	Average Balance	Average Yield
Purchased Performing Loans:
Non-QM loans	$25,884	$2,534,967	4.08%	$37,259	$3,061,828	4.87%	$30,258	$2,401,791	5.04%
Rehabilitation loans	10,863	802,661	5.41%	13,312	929,921	5.73%	15,142	932,394	6.50%
Single-family rental loans	6,917	489,536	5.65%	7,268	500,846	5.80%	5,025	335,524	5.99%
Seasoned performing loans	1,945	153,003	5.08%	2,253	160,695	5.61%	3,166	195,877	6.47%
Total Purchased Performing Loans	45,609	3,980,167	4.58%	60,092	4,653,290	5.17%	53,591	3,865,586	5.55%
Purchased Credit Deteriorated Loans	8,784	718,957	4.89%	9,335	736,225	5.07%	10,635	738,719	5.76%
Total Residential whole loans, at carrying value	$54,393	$4,699,124	4.63%	$69,427	$5,389,515	5.15%	$64,226	$4,604,305	5.58%

Table 5 - Credit related metrics

September 30, 2020

	Carrying Value	Amortized Cost Basis	Unpaid Principal Balance (“UPB”)	Weighted Average Coupon (1)	Weighted Average Term to Maturity (Months)	Weighted Average LTV Ratio (2)	Weighted Average Original FICO (3)	Aging by Amortized Cost Basis
									Past Due Days
(Dollars In Thousands)								Current	30-59	60-89	90+
Purchased Performing Loans:
Non-QM loans (4)	$2,438,395	$2,465,148	$2,397,247	5.87%	352	64%	712	$2,174,935	$74,231	$52,069	$163,913
Rehabilitation loans (4)	677,235	699,868	699,868	7.28	4	63	718	491,343	65,166	22,995	120,364
Single-family rental loans (4)	474,045	479,070	475,072	6.28	319	70	734	439,503	16,111	7,373	16,083
Seasoned performing loans (4)	147,556	147,706	161,257	3.45	173	41	723	136,622	1,406	880	8,798
Purchased Credit Deteriorated Loans (4)(5)	650,328	702,013	812,614	4.45	289	79	N/A	N/M	N/M	N/M	122,478
Residential whole loans, at carrying value, total or weighted average	$4,387,559	$4,493,805	$4,546,058	5.81%	277

December 31, 2019

	Carrying Value	Amortized Cost Basis	Unpaid Principal Balance (“UPB”)	Weighted Average Coupon (1)	Weighted Average Term to Maturity (Months)	Weighted Average LTV Ratio (2)	Weighted Average Original FICO (3)	Aging by UPB
									Past Due Days
(Dollars In Thousands)								Current	30-59	60-89	90+
Purchased Performing Loans:
Non-QM loans (4)	$3,706,857	$3,707,245	$3,592,701	5.96%	368	67%	716	$3,492,533	$59,963	$19,605	$20,600
Rehabilitation loans (4)	1,023,766	1,026,097	1,026,097	7.30	8	64	717	868,281	67,747	27,437	62,632
Single-family rental loans (4)	460,679	460,741	457,146	6.29	324	70	734	432,936	15,948	2,047	6,215
Seasoned performing loans	176,569	176,569	192,151	4.24	181	46	723	187,683	2,164	430	1,874
Purchased Credit Impaired Loans (5)	698,474	698,718	873,326	4.46	294	81	N/A	N/M	N/M	N/M	108,998
Residential whole loans, at carrying value, total or weighted average	$6,066,345	$6,069,370	$6,141,421	5.96%	288

(1)	Weighted average is calculated based on the interest bearing principal balance of each loan within the related category. For loans acquired with servicing rights released by the seller, interest rates included in the calculation do not reflect loan servicing fees. For loans acquired with servicing rights retained by the seller, interest rates included in the calculation are net of servicing fees.

(2)	LTV represents the ratio of the total unpaid principal balance of the loan to the estimated value of the collateral securing the related loan as of the most recent date available, which may be the origination date. For Rehabilitation loans, the LTV presented is the ratio of the maximum unpaid principal balance of the loan, including unfunded commitments, to the estimated “after repaired” value of the collateral securing the related loan, where available. For certain Rehabilitation loans, totaling $222.2 million and $269.2 million at September 30, 2020 and December 31, 2019, respectively, an after repaired valuation was not obtained and the loan was underwritten based on an “as is” valuation. The weighted average LTV of these loans based on the current unpaid principal balance and the valuation obtained during underwriting, is 68% and 69% at September 30, 2020 and December 31, 2019, respectively. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.

(3)	Excludes loans for which no Fair Isaac Corporation (“FICO”) score is available.

(4)	At September 30, 2020 and December 31, 2019 the difference between the Carrying Value and Amortized Cost Basis represents the related allowance for credit losses.

(5)	Purchased Credit Deteriorated Loans tend to be characterized by varying performance of the underlying borrowers over time, including loans where multiple months of payments are received in a period to bring the loan to current status, followed by months where no payments are received. Accordingly, delinquency information is presented for loans that are more than 90 days past due that are considered to be seriously delinquent.

Table 6 - Allowance for Credit Losses

The following table presents a roll-forward of the allowance for credit losses on the Company’s Residential Whole Loans, at Carrying Value:

	Nine Months Ended September 30, 2020
(Dollars In Thousands)	Non-QM Loans	Rehabilitation Loans (1)(2)	Single-family Rental Loans	Seasoned Performing Loans	Purchased Credit Deteriorated Loans (3)	Totals
Allowance for credit losses at December 31, 2019	$388	$2,331	$62	$—	$244	$3,025
Transition adjustment on adoption of ASU 2016-13 (4)	6,904	517	754	19	62,361	70,555
Current provision	26,358	33,213	6,615	230	8,481	74,897
Write-offs	—	(428)	—	—	(219)	(647)
Valuation adjustment on loans held for sale	70,181	—	—	—	—	70,181
Allowance for credit and valuation losses at March 31, 2020	$103,831	$35,633	$7,431	$249	$70,867	$218,011
Current provision/(reversal)	(2,297)	(5,213)	(500)	(25)	(2,579)	(10,614)
Write-offs	—	(420)	—	—	(207)	(627)
Valuation adjustment on loans held for sale	(70,181)	—	—	—	—	(70,181)
Allowance for credit losses at June 30, 2020	$31,353	$30,000	$6,931	$224	$68,081	$136,589
Current provision/(reversal)	(4,568)	(7,140)	(1,906)	(74)	(16,374)	(30,062)
Write-offs	(32)	(227)	—	—	(22)	(281)
Allowance for credit losses at September 30, 2020	$26,753	$22,633	$5,025	$150	$51,685	$106,246

	Nine Months Ended September 30, 2019
(Dollars In Thousands)	Non-QM Loans	Rehabilitation Loans	Single-family Rental Loans	Seasoned Performing Loans	Purchased Credit Deteriorated Loans	Totals
Allowance for credit losses at December 31, 2018	$—	$—	$—	$—	$968	$968
Current provision	—	500	—	—	183	683
Write-offs	—	—	—	—	—	—
Allowance for credit losses at March 31, 2019	$—	$500	$—	$—	$1,151	$1,651
Current provision	—	—	—	—	385	385
Write-offs	—	(50)	—	—	—	(50)
Allowance for credit losses at June 30, 2019	$—	$450	$—	$—	$1,536	$1,986
Current provision	—	—	—	—	347	347
Write-offs	—	(62)	—	—	—	(62)
Allowance for credit losses at September 30, 2019	$—	$388	$—	$—	$1,883	$2,271

(1)	In connection with purchased Rehabilitation loans, the Company had unfunded commitments of $73.2 million, with an allowance for credit losses of $1.6 million at September 30, 2020. Such allowance is included in “Other liabilities” in the Company’s consolidated balance sheets (see Note 9).

(2)	Includes $143.4 million of loans that were assessed for credit losses based on a collateral dependent methodology.

(3)	Includes $72.7 million of loans that were assessed for credit losses based on a collateral dependent methodology.

(4)	Of the $70.6 million of reserves recorded on adoption of ASU 2016-13, $8.3 million was recorded as an adjustment to stockholders’ equity and $62.4 million was recorded as a “gross up” of the amortized cost basis of Purchased Credit Deteriorated Loans.

Residential Whole Loans, at fair value at September 30, 2020 and December 31, 2019:

Table 7 - Credit related metrics

(Dollars in Thousands)	September 30, 2020	December 31, 2019
Less than 60 Days Past Due:
Outstanding principal balance	$599,461	$666,026
Aggregate fair value	$577,761	$641,616
Weighted Average LTV Ratio (1)	74.33%	76.69%
Number of loans	3,038	3,159

60 Days to 89 Days Past Due:
Outstanding principal balance	$55,183	$58,160
Aggregate fair value	$49,188	$53,485
Weighted Average LTV Ratio (1)	83.62%	79.48%
Number of loans	259	313

90 Days or More Past Due:
Outstanding principal balance	$679,211	$767,320
Aggregate fair value	$602,715	$686,482
Weighted Average LTV Ratio (1)	87.82%	89.69%
Number of loans	2,532	2,983
Total Residential whole loans, at fair value	$1,229,664	$1,381,583

(1)	LTV represents the ratio of the total unpaid principal balance of the loan, to the estimated value of the collateral securing the related loan. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.

Table 8 - Net (loss)/gain on residential whole loans measured at fair value through earnings

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2020	2019	2020	2019
Coupon payments, realized gains, and other income received (1)	$17,477	$22,202	$54,684	$67,966
Net unrealized gains/(losses)	58,863	13,185	(13,683)	33,312
Net gain on transfers to REO	531	4,788	3,430	15,637
Total	$76,871	$40,175	$44,431	$116,915

(1)	Primarily includes gains on liquidation of non-performing loans, including the recovery of delinquent interest payments, recurring coupon interest payments received on mortgage loans that are contractually current, and cash payments received from private mortgage insurance on liquidated loans.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Thursday, November 5, 2020, at 10:00 a.m. (Eastern Time) to discuss its third quarter 2020 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page. To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software. Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

Cautionary Language Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may,” the negative of these words or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements include information about possible or assumed future results with respect to our business, financial condition, liquidity, results of operations, plans and objectives.  Statements regarding the following subjects, among others, may be forward-looking: risks related to the ongoing spread of the novel coronavirus and the COVID-19 pandemic, including its effect on the general economy and our business, financial position and results of operations (including, among other potential effects, increased delinquencies and greater than expected losses in our whole loan portfolio); changes in interest rates and the market (i.e., fair) value of MFA’s residential whole loans, MBS and other assets; changes in the prepayment rates on residential mortgage assets, an increase of which could result in a reduction of the yield on certain investments in its portfolio and could require MFA to reinvest the proceeds received by it as a result of such prepayments in investments with lower coupons, while a decrease in which could result in an increase in the interest rate duration of certain investments in MFA’s portfolio making their valuation more sensitive to changes in interest rates and could result in lower forecasted cash flows; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans in MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals and whole loan modifications, foreclosures and liquidations; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as MFA’s Board deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the “Investment Company Act”), including statements regarding the concept release issued by the Securities and Exchange Commission (“SEC”) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to continue growing its residential whole loan portfolio, which is dependent on, among other things, the supply of loans offered for sale in the market; expected returns on MFA’s investments in nonperforming residential whole loans (“NPLs”), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; targeted or expected returns on MFA’s investments in recently-originated loans, the performance of which is, similar to MFA’s other mortgage loan investments, subject to, among other things, differences in prepayment risk, credit risk and financing cost associated with such investments; risks associated with MFA’s investments in MSR-related assets, including servicing, regulatory and economic risks, risks associated with our investments in loan originators, and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account all information currently available. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands Except Per Share Amounts)	September 30, 2020	December 31, 2019
	(Unaudited)
Assets:
Residential whole loans:
Residential whole loans, at carrying value ($3,843,153 and $4,847,782 pledged as collateral, respectively) (1)	$4,493,805	$6,069,370
Residential whole loans, at fair value ($705,666 and $794,684 pledged as collateral, respectively) (1)	1,229,664	1,381,583
Allowance for credit losses on residential whole loans held at carrying value	(106,246)	(3,025)
Total residential whole loans, net	5,617,223	7,447,928
Residential mortgage securities, at fair value ($152,765 and $3,966,591 pledged as collateral, respectively)	152,765	3,983,519
Mortgage servicing rights (“MSR”) related assets ($252,183 and $1,217,002 pledged as collateral, respectively)	252,183	1,217,002
Cash and cash equivalents	884,171	70,629
Restricted cash	5,303	64,035
Other assets	571,614	784,251
Total Assets	$7,483,259	$13,567,364

Liabilities:
Financing agreements ($4,080,461 and $0 held at fair value, respectively)	$4,851,121	$10,031,606
Other liabilities	66,482	151,806
Total Liabilities	$4,917,603	$10,183,412

Stockholders’ Equity:
Preferred stock, $.01 par value; 7.50% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Preferred stock, $.01 par value; 6.50% Series C fixed-to-floating rate cumulative redeemable; 12,650 shares authorized; 11,000 shares issued and outstanding ($275,000 aggregate liquidation preference)	110	—
Common stock, $.01 par value; 874,300 and 886,950 shares authorized; 453,333 and 452,369 shares issued and outstanding, respectively	4,533	4,524
Additional paid-in capital, in excess of par	3,924,584	3,640,341
Accumulated deficit	(1,408,910)	(631,040)
Accumulated other comprehensive income	45,259	370,047
Total Stockholders’ Equity	$2,565,656	$3,383,952
Total Liabilities and Stockholders’ Equity	$7,483,259	$13,567,364

(1)	Includes approximately $568.6 million and $186.4 million of Residential whole loans, at carrying value and $521.2 million and $567.4 million of Residential whole loans, at fair value transferred to consolidated VIEs at September 30, 2020 and December 31, 2019, respectively. Such assets can be used only to settle the obligations of each respective VIE.

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands, Except Per Share Amounts)	2020	2019	2020	2019
	(Unaudited)
Interest Income:
Residential whole loans held at carrying value	$54,393	$64,226	$207,306	$171,725
Residential mortgage securities	2,329	60,639	51,678	211,676
MSR-related assets	6,241	15,274	30,189	38,232
Other interest-earning assets	3,017	1,679	9,089	4,272
Cash and cash equivalent investments	100	903	646	2,703
Interest Income	$66,080	$142,721	$298,908	$428,608

Interest Expense:
Asset-backed and other collateralized financing arrangements	$50,054	$79,932	$209,998	$238,773
Other interest expense	5,910	5,891	17,716	11,120
Interest Expense	$55,964	$85,823	$227,714	$249,893

Net Interest Income	$10,116	$56,898	$71,194	$178,715

Reversal/(Provision) for credit and valuation losses on residential whole loans and other financial instruments	$27,244	$(347)	$(38,090)	$(1,538)
Net Interest Income after Provision for Credit and Valuation Losses	$37,360	$56,551	$33,104	$177,177

Other Income, net:
Impairment and other losses on securities available-for-sale and other assets	$(221)	$—	$(424,966)	$—
Net realized gain/(loss) on sales of residential mortgage securities and residential whole loans	48	17,708	(188,847)	50,027
Net unrealized gain/(loss) on residential mortgage securities measured at fair value through earnings	91	(695)	(13,432)	7,977
Net gain on residential whole loans measured at fair value through earnings	76,871	40,175	44,431	116,915
Loss on terminated swaps previously designated as hedges for accounting purposes	(7,177)	—	(57,034)	—
Other, net	7,498	5,241	2,370	(4,459)
Other Income/(Loss), net	$77,110	$62,429	$(637,478)	$170,460

Operating and Other Expense:
Compensation and benefits	$11,657	$7,920	$29,134	$24,315
Other general and administrative expense	6,611	5,022	18,656	15,601
Loan servicing, financing and other related costs	8,992	10,439	28,609	30,225
Costs associated with restructuring/forbearance agreement	—	—	44,434	$—
Operating and Other Expense	$27,260	$23,381	$120,833	$70,141

Net Income/(Loss)	$87,210	$95,599	$(725,207)	$277,496
Less Preferred Stock Dividend Requirement	$8,219	$3,750	$21,578	11,250
Net Income/(Loss) Available to Common Stock and Participating Securities	$78,991	$91,849	$(746,785)	$266,246

Basic Earnings/(Loss) per Common Share	$0.17	$0.20	$(1.65)	$0.59
Diluted Earnings/(Loss) per Common Share	$0.17	$0.20	$(1.65)	$0.58

Reconciliation of GAAP Book Value per Common Share to non-GAAP Economic Book Value per Common Share

“Economic book value” is a non-GAAP financial measure of our financial position. To calculate our Economic book value, our portfolios of Residential whole loans at carrying value are adjusted to their fair value, rather than the carrying value that is required to be reported under the GAAP accounting model applied to these loans. This adjustment is also reflected in our end of period stockholders’ equity in the table below. Management considers that Economic book value provides investors with a useful supplemental measure to evaluate our financial position as it reflects the impact of fair value changes for all of our residential mortgage assets, irrespective of the accounting model applied for GAAP reporting purposes. Economic book value does not represent and should not be considered as a substitute for Stockholders’ Equity, as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of our GAAP book value per common share to our non-GAAP Economic book value per common share for the quarterly periods below:

(In Millions, Except Per Share Amounts)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
GAAP Total Stockholders’ Equity	$2,565.7	$2,521.1	$2,440.7	$3,384.0	$3,403.4
Preferred Stock, liquidation preference	(475.0)	(475.0)	(475.0)	(200.0)	(200.0)
GAAP Stockholders’ Equity for book value per common share	2,090.7	2,046.1	1,965.7	3,184.0	3,203.4
Adjustments:
Fair value adjustment to Residential whole loans, at carrying value	141.1	(25.3)	(113.5)	182.4	145.8

Stockholders’ Equity including fair value adjustment to Residential whole loans, at carrying value (Economic book value)	$2,231.8	$2,020.8	$1,852.2	$3,366.4	$3,349.2

GAAP book value per common share	$4.61	$4.51	$4.34	$7.04	$7.09
Economic book value per common share	$4.92	$4.46	$4.09	$7.44	$7.41
Number of shares of common stock outstanding	453.3	453.2	453.1	452.4	451.7